Exhibit 99 (a)
RESOLUTION AGREEMENT
This RESOLUTION AGREEMENT (this “Agreement”) is made and effective as of January 6, 2013 (the “Effective Date”), by and among (i) FANNIE MAE, a corporation organized under the laws of the United States (“Fannie Mae”) and (ii) BANK OF AMERICA, N.A., a national banking association and the successor-by-merger to BAC Home Loans Servicing, L.P f/k/a Countrywide Home Loans Servicing LP, Countrywide Bank, FSB, Nexstar Financial Corporation, and Wilshire Credit Corporation (“BANA”); and (iii) COUNTRYWIDE HOME LOANS, INC., a New York corporation (“CHL”).
RECITALS REGARDING MORTGAGES
WHEREAS, BANA is the successor by merger to COUNTRYWIDE BANK FSB (“CB”), BAC HOME LOANS SERVICING L.P. f/k/a Countrywide Home Loans Servicing LP (“Servicing LP”), NEXSTAR FINANCIAL CORPORATION (“Nexstar”), WILSHIRE CREDIT CORPORATION (“Wilshire”), and has succeeded by operation of law to all of the obligations of CB, Servicing LP, Nexstar, and Wilshire to Fannie Mae pursuant to the applicable Contracts (as hereafter defined);
WHEREAS, Countrywide (as hereafter defined) and BANA (and its predecessors-in-interest) sold numerous single-family mortgage loans to Fannie Mae;
WHEREAS, BANA services certain of the Covered Mortgages (as hereafter defined) for Fannie Mae under the terms of its Contracts with Fannie Mae;
WHEREAS, pursuant to the terms of the Contracts, each BANA Party (as hereafter defined) made or assumed various Selling Representations and Warranties (as hereafter defined) to Fannie Mae with respect to each mortgage loan delivered, sold, or serviced by it to or for Fannie Mae and has Repurchase Obligations (as hereinafter defined) when such Selling Representations and Warranties are breached;
WHEREAS, certain BANA Parties have assumed certain Recourse Obligations (as hereafter defined);
WHEREAS, BANA, in its capacity as guarantor, guaranteed all of the obligations of Servicing LP, CB, and Nexstar to Fannie Mae under the Contracts (as hereafter defined).
WHEREAS, in its capacity as seller, successor-by-merger to the original seller, servicer and/or guarantor, BANA is responsible for certain Selling Representations and Warranties, Repurchase Obligations, Recourse Obligations and Other Obligations (as hereafter defined) related to the Covered Mortgages.
WHEREAS, Fannie Mae has alleged, and the BANA Parties have disputed, numerous Repurchase Obligations with respect to the Covered Mortgages;
WHEREAS, each BANA Party contests and continues to dispute the claims alleged by Fannie Mae and has asserted defenses thereto; and
WHEREAS, Fannie Mae and the BANA Parties have agreed to a resolution pursuant to which the BANA Parties will pay to Fannie Mae the Resolution Amount (as hereafter defined) to resolve their dispute regarding the Repurchase Obligations, subject to the terms and conditions set forth herein.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*
NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, including Fannie Mae's agreement with respect to the Repurchase Obligations, Fannie Mae's releases with respect to the Covered Mortgages, the payment of the Resolution Amount to Fannie Mae, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AGREEMENT

1.	Definitions:

a.	“[*______*] Payment Amount” has the meaning given such term in Section 6.

b.	“Adjusted MI Payment Amount” has the meaning given such term in Section 6.

c.	“Agreement” has the meaning given such term in the introductory paragraph of this Agreement.

d.
“BANA Parties” shall mean BANA and CHL, and each is referred to individually as a “BANA Party”. SA Mortgage Services, LLC, a Delaware limited liability company (“SA”) (f/k/a CWB Mortgage Ventures LLC); and KBA Mortgage, LLC, a Delaware limited liability company (“KBA”) (f/k/a KB Home Mortgage LLC and f/k/a Countrywide KB Home Loans, LLC) shall also be deemed BANA Parties under this Agreement, but BANA shall perform all obligations of SA or KBA under this Agreement.

e.	“BANA Released Parties” has the meaning given such term in Section 4.

f.	“CHL” has the meaning given such term in the introductory paragraph of this Agreement.

g.	“Closing Date” means January 7, 2013.

h.
“Contracts” means, collectively, this Agreement, the BANA Parties' (and their predecessors') Mortgage Selling and Servicing Contracts, the Selling Guide (as hereafter defined), the Servicing Guide (as hereafter defined) and any supplemental servicing instructions or directives provided by Fannie Mae, all applicable master agreements (including applicable MBS pool purchase contracts and variances), recourse agreements, repurchase agreements, indemnification agreements, loss-sharing agreements, strategic alliance agreements, and any other agreements between any BANA Party (or its predecessor in interest) and Fannie Mae applicable to any BANA Party's relationship with Fannie Mae with respect to the Covered Mortgages, including any schedules, exhibits or note grids attached to any of the foregoing, and all as amended, modified, restated or supplemented from time to time. For avoidance of doubt, any contracts with respect to a BANA Party's multifamily relationship with Fannie Mae are specifically excluded from the definition “Contracts.”

i.	“Countrywide” means CHL, SA and KBA.

j.
“Covered Loan Defects” means in each case any actual or alleged breach of one or more Selling Representations and Warranties, or any actual or alleged facts, defects, delivery errors, or conduct that would give rise to or constitute such a breach, with respect to a Covered Mortgage, provided that such facts, breach, defect, delivery error or conduct is not determined pursuant to Section 5(b) to be an Excluded Defect. For avoidance of doubt, (i) although Fannie Mae considers MI Rescissions to be a violation of its Charter Act, MI

Rescissions do not give rise to or constitute Excluded Defects (nor, for the avoidance of doubt, do MI Other Actions give rise to or constitute Excluded Defects); MI Rescissions and MI Other Actions will be addressed as set forth in Section 6, and (ii) breaches of representations and warranties made with respect to mortgages originated and delivered as part of the Home Affordable Refinance initiative on or after January 1, 2009, including, without limitation, all Refi Plus and DU Refi Plus Mortgages, are not Covered Loan Defects, even if they relate to valuation information related to the original loan being refinanced.

k.
“Covered Mortgages” means the approximately 8.2 million single-family mortgages sold by the BANA Parties, or their predecessors in interest, to Fannie Mae that were originated between January 1, 2000 and December 31, 2008 and identified in the data file sent by BANA to Fannie Mae on February 16, 2012, other than:

•
any Mortgages sold pursaunt to the following Master Agreements: Master Agreement No. ML02556 (First Franklin Financial Corporation subprime) and Master Agreement No. MC06614 (Merrill Lynch Credit Corporation subprime), and

•	the approximately 15,304 mortgages listed on Schedule 1.
A file listing the Covered Mortgages shall be transmitted among the Parties at the time of execution of this Agreement.

l.	“DPO Status” has the meaning given such term in Section 6(c)(2).

m.	“Effective Date” means January 6, 2013.

n.	“Excluded Defect” means that a Covered Mortgage:

(1)
is subject to the requirements of the Home Ownership and Equity Protection Act of 1994, Regulation Z Section 226.32 (“HOEPA”) (a “HOEPA Mortgage”) or is a “residential mortgage transaction” (purchase money transaction) within the meaning of the federal Truth in Lending Act, Regulation Z, 12 CFR Section 226.32, and has either an “annual percentage rate” or “total points and fees” payable by the borrower that exceeds the applicable thresholds under HOEPA (a “HOEPA Threshold Mortgage”);

(2)
is secured by property located in one of the states listed in Selling Guide Section B2-1.4-02 (as it existed at the time of origination of such Covered Mortgage) that at the time of origination met the definition of a “high-cost,” “high-risk” or a similar designation under the applicable state law as referenced in such section as ineligible for purchase (a “High Cost Mortgage”);

(3)
is subject to a defect in title to the applicable property that is not curable within the time period provided in Subsection 5(c) and/or that renders the property unable to be marketed within the time period provided in Subsection 5(c);

(4)
is subject to a curable defect in title to the applicable property which renders the property unable to be marketed and that BANA fails to cure within the time period provided in Subsection 5(c) by paying all necessary funds, or by taking, or causing to be taken, any other actions to cure such title defect and/or to allow the property to be marketed within the time period provided in Subsection 5(c);

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(5)
is subject to a defect in title to, or ownership of, the Mortgage, that BANA fails to cure as provided for in Subsection 5(c). For purposes of this subclause (5), if the executed security instrument for such Covered Mortgage cannot be located, the executed security instrument was not recorded as a valid first lien on the underlying property within a reasonable period of time after the Mortgage loan closing date, or Fannie Mae does not have a perfected first lien in the underlying real property, then unless BANA provides a validly issued title insurance policy insuring the first lien position of the Mortgage, the Mortgage will be deemed to have a defective title or ownership;

(6)
involves any specific misstatement, misrepresentation, or omission, by any party (including, without limitation, borrowers, property sellers, builders, real estate agents, lenders including the selling lender, mortgage brokers, loan officers, originators, appraisers, appraisal companies, closing agents, title companies or other third party vendors performing origination services) in connection with the origination of mortgage loans or the related real estate transactions that:

(a)	involved five or more Mortgages or related real estate transactions, and

(b)
was made by two or more of the aforementioned parties (provided, however, that co-borrowers shall constitute one party for purposes of this definition) acting in concert with respect to the acts that constitute the fraudulent activity with respect to all of the identified Mortgages; and

(c)	where the facts demonstrate fraudulent activity with respect to specific Mortgages; and

(d)	provided that Fannie Mae shall not be required to prove a specific intent to commit fraud but rather only that the actors intended to commit the acts that constitute fraud.
For purposes of this Subsection [*______*] no process or program used by any of the BANA Parties in connection with the origination of mortgage loans shall be deemed in and of itself to constitute an Excluded Defect, it being understood that for there to be an Excluded Defect under this Subsection 6 there must be a showing of the elements above with respect to specific Mortgages.
The provisions of this Subsection (6) and the definitions used herein are intended for the purposes of this Agreement only and shall be read in conjunction with Section 4(b).

(7)
violates any applicable Legal Requirements in effect at the time of Fannie Mae's purchase (provided that the same facts that constitute a Covered Loan Defect shall not be deemed to constitute an Excluded Defect under this clause by virtue of such facts also constituting a violation of a Legal Requirement);

(8)	violates Fannie Mae's Charter Act because the Mortgage:

(a)
was secured by a residential property that is not located within the United States, Puerto Rico, the U.S. Virgin Islands, or Guam at the time of Fannie Mae's purchase, as set forth in Selling Guide Section B2-3-02 (as it existed at the time of such purchase);

(b)
had an original unpaid principal balance which at the time of Fannie Mae's purchase exceeded the maximum original loan amounts set forth in Selling Guide Section B2-1.4 (as it existed at the time of such purchase) or, if such Mortgage is a subordinate lien secured by the same property as another Mortgage that Fannie Mae owns, if the original unpaid principal balance of such Mortgage when added to the unpaid principal balance of the Mortgage that Fannie Mae already owns exceeds the maximum original loan amounts set forth in Selling Guide Section B2-1.4 (as it existed at the time of such purchase);

(c)
was not secured by residential property, including a Mortgage secured by vacant land or property primarily used for agriculture, farming or commercial enterprise, or as a condominium hotel (condotel) or cooperative hotel at the time of Fannie Mae's purchase;

(d)	was secured by residential properties consisting of five or more dwelling units at the time of Fannie Mae's purchase;

(e)	had a loan-to-value ratio (calculated in accordance with the Selling Guide) in excess of 80 percent at the time of Fannie Mae's purchase that

1.
did not have mortgage insurance on the portion of the Mortgage in excess of 80 percent of the property's value, as determined in accordance with Section B2-1.1-01 of the Selling Guide (as it existed at the time of such purchase),) provided by a mortgage insurer approved under Fannie Mae's qualified mortgage insurer approval requirements or, for DU Refi Plus and Refi Plus mortgage loans, did not otherwise meet Fannie Mae's requirements with respect to mortgage insurance on DU Refi Plus and Refi Plus mortgages; or

2.	was not sold with a recourse agreement pursuant to which a BANA Party is required to repurchase the Mortgage upon a borrower default; or

3.	was not sold on a participation basis as described in the Selling Guide, with the seller retaining not less than a 10% interest.
Provided, however, that (x) Fannie Mae may not require repurchase of a Mortgage under this Subsection (e) solely on a determination by Fannie Mae that correction of an allegedly incorrect appraisal of the Mortgaged Premises (y) causes the Mortgage to have an LTV Ratio over 80 percent or (z) enlarges any existing excess of the Mortgage's LTV Ratio over 80 percent). Although Fannie Mae considers a mortgage insurance rescission to be a violation of its Charter Act, MI Rescissions will be addressed as set forth in Section 6 and not as Excluded Defects.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*
If the Mortgage is a subordinate lien, then the above requirements apply if the total outstanding unpaid principal balance of the Mortgage and all other mortgages secured by the same property exceeds 80% (irrespective of whether Fannie Mae also owns the first mortgage or other mortgages).

(f)
excluding Mortgages secured by cooperative share units, was secured by an interest in property, other than an interest in real property, including, by way of example, houseboats, timeshares or other segmented ownership projects or manufactured homes that are titled as chattel property, unless a variance was granted to the applicable seller for the sale of such a Mortgage with such personal property interest;

(g)
was secured by a second home or investment property that is not a first priority lien at the time of Fannie Mae's purchase, but only if BANA is unable to cure such title defect according to the process set forth in Subsection 5(c);

(h)	was secured by a cooperative share unit where at the time of Fannie Mae's purchase the cooperative housing corporation does not comply with Section 216 of the Internal Revenue Code;

(i)
was an unsecured loan for the purchase and installation of home improvements (other than loans made with respect to energy conserving improvements, solar energy systems or residential conservation measures) that at the time of Fannie Mae's purchase were not insured under title I of the NHA; and

(j)	was secured by a manufactured home that, at the time of Fannie Mae's purchase, did not meet the requirements set forth in Selling Guide Section B2-3-05 (as it existed at the time of such purchase).

o.	“Existing MI Rescission” means all MI Rescissions with respect to a Covered Mortgage prior to the Closing Date.

p.	“Existing MI Other Actions” means all MI Other Actions with respect to a Covered Mortgage prior to the Closing Date.

q.	“[*______*] MI Amount” has the meaning given such term in Section 6(b)(1)(ii).

r.	“KBA” has the meaning given such term in the definition of BANA Parties.

s.
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities (i) regarding mortgage origination or underwriting, consumer credit, equal credit opportunity, usury, and/or truth-in-lending, (ii) regarding zoning requirements and the legality of improvements on the mortgaged property or the environmental condition of the mortgaged property, (iii) regarding manufactured housing, condominium projects and cooperative share units and/or (iv) affecting the Covered Mortgages or property securing the Covered Mortgages, which, in the case of (i)-(iv), if not complied with would have a material adverse effect on the holder of the Covered Mortgage, its designee, or their respective assigns, which may include (A) a material adverse effect on

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*
(1) the enforceability or insurability of the Covered Mortgage or the value of the property securing the Covered Mortgage, or (2) a lender's ability to service and/or foreclose on the Covered Mortgage, or (B) the imposition of materially adverse strict liability on the holder of the Covered Mortgage, its designee, or their respective assigns. For purposes of this definition, Fannie Mae's Charter Act, Selling Guides and Servicing Guides shall not be considered to be Legal Requirements.

t.
“Losses” means any and all losses, damages, judgments, claims, counterclaims, causes of action of any kind or nature whatsoever (in contract, tort, or based on any other legal theory), defenses, rights of setoff, legal actions, proceedings, liabilities (including, without limitation, strict liabilities), costs, expenses, obligations, debts, liens, fines, penalties, assessments, demands, charges, fees, judgments, awards, disbursements and amounts paid in settlement, punitive damages, foreseeable and unforeseeable damages, incidental or consequential damages, of whatever kind or nature (including reasonable attorneys' fees and other costs of defense and disbursements).

u.	“MBS” means mortgage-backed securities.

v.
“Management Escalation Committee” means a committee comprised of a representative from each of BANA and Fannie Mae who has a management title of Senior Vice President, or more senior, and whose task is to determine whether a Covered Mortgage is subject to an Excluded Defect as described in Section 5(b).

w.	“MI Company” means a mortgage insurance company.

x.	“MI Coverage” means insurance coverage provided by any mortgage guaranty or similar insurance policy related to a Covered Mortgage.

y.
“MI Coverage Payment” means as applicable, the [*______*] MI Amount, the [*______*] MI Payment Amount, the Adjusted MI Payment Amount and/or the [*______*] Payment Amount to be paid in accordance with Section 6.

z.	“MI Rescission” has the meaning given such term in Section 6(b).

aa.	“MI Other Action” has the meaning given such term in Section 6(c).

bb.
“Neutral” means the neutral third party that the Parties agree will resolve the Parties' disputes, if any, as to Fannie Mae's determination that a Covered Mortgage contains an Excluded Defect as set forth in Subsection 5(b). Within thirty (30) calendar days of the Effective Date, each of BANA and Fannie Mae shall submit a list of no fewer than five (5) individuals proposed to act as the Neutral. Each Party shall have the right to strike any individuals named on the other Party's list. Within sixty (60) calendar days after the Effective Date, the Parties shall agree upon a Neutral from any remaining names on the Parties' lists. In the event the Parties cannot agree upon a Neutral within sixty (60) calendar days of the Effective Date, the Parties shall request that the American Arbitration Association (the “AAA”) select the Neutral from the Parties' lists. Each Party shall have an unlimited right to reject any individual proposed by the AAA to be the Neutral; in the event a Party exercises this right, the Parties shall request that the AAA propose a different Neutral, and this process shall repeat (including the process of each Party submitting a list of no few than five (5) additional individuals) until the AAA proposes a Neutral that neither Party rejects. In the event that the Neutral, once chosen, resigns or is unable to perform the duties required by this Agreement, the Parties shall select a replacement Neutral as soon as practicable using the same process.

cc.	“non-DPO Status” has the meaning given such term in Section 6(c)(1).

dd.	“Other Obligations” means (1), (2), (3), and (4) as set forth below:

(1)	Servicing Obligations. any obligations, duties, and liabilities of the BANA Parties under the Contracts that arise in connection with servicing of Covered Mortgages by the BANA Parties, including:

(a)	all servicing and/or subservicing activities undertaken with respect to the Covered Mortgages, including reporting, remitting, and loss mitigation activities;

(b)	the obligation to perform certain administrative and reporting duties with respect to real-estate owned (REO) properties; and

(c)
any obligation to indemnify Fannie Mae in litigation and for any claims made, and for Losses incurred, with respect to the servicing by the BANA Parties of the Covered Mortgages, including, without limitation (i) servicing-related Losses (for example, Losses attributable to delays in foreclosure) that may be based on acts or omissions arising out of breaches or alleged breaches of any Selling Representations and Warranties, and (ii) Losses incurred due to the BANA Parties' servicing errors or omissions or from delays in the BANA Parties' servicing and loss mitigation activities resulting from practices related to legal pleadings and affidavit preparation, review, and notarization and similar activities and practices.

(2)	Indemnification and Other Matters. any obligations, duties and liabilities of the BANA Parties under the Contracts:

(a)
to indemnify Fannie Mae for any claims made by third parties, including borrowers, and for Losses incurred in connection with such claims, where such claims relate to any BANA Party's origination or selling activities related to the Covered Mortgages, including (without limitation), to the extent incurred in connection with such a claim, (i) Losses that arise in connection with the mortgage loans or the servicing of them prior to the delivery of the mortgage loans to Fannie Mae, and (ii) Losses arising out of acts or omissions that constitute breaches of any Selling Representations and Warranties,

(b)	to pay guaranty fees, loan-level price adjustments (LLPAs), compensatory fees, indemnification demands, technology and other fees with respect to the Covered Mortgages,

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(c)	to satisfy Fannie Mae capital markets sales desk obligations, and

(d)	for Recourse Obligations.

(3)	Excluded Defects: the obligation, duties and liabilities of the BANA Parties for Excluded Defects in accordance with Subsections 5(b) and 5(c);

(4)	Mortgage Insurance: the obligations of the BANA Parties with respect to MI Rescissions and MI Other Actions as set forth in Section 6.
For the avoidance of doubt, nothing in this definition of “Other Obligations” is intended to create any new obligation or expand the scope (including any period of limitations or repose) of any existing obligation under the Contracts (other than with respect to Subsections 5(b) and 5(c) in regard to Excluded Defects and Section 6 in regard to MI Rescissions and MI Other Actions), and each Party reserves its rights, positions and defenses with respect thereto. These Other Obligations shall continue with respect to the BANA Parties for all Covered Mortgages for which the BANA Parties have such obligations to Fannie Mae under the Contracts and are unaffected by this Agreement.

ee.	“Parties” means the BANA Parties and Fannie Mae (each, a “Party”).

ff.
“Recourse Obligations” means the applicable BANA Party(ies) (i) has assumed the entire risk of loss from a borrower default with respect to a Mortgage sold to Fannie Mae, (ii) is obligated for all or some portion of the Losses incurred on the Mortgage without requiring a breach of a servicing obligation or Selling Representation and Warranty pursuant to the Contracts, (iii) is responsible for full unconditional, conditional or partial recourse, including less than life of loan recourse, including execution of a repurchase agreement with respect to such Mortgage sold to Fannie Mae, and/or (iv) has executed a stand-alone unconditional, conditional or partial indemnification agreement pursuant to which the applicable BANA Party has agreed to indemnify Fannie Mae for all or some portion of the Losses incurred on the Mortgage.

gg.	“[*______*] MI Payment Amount” has the meaning given such term in Section 6(c)(2)(i).

hh.	“Repurchase Mortgages” means the approximately 30,024 mortgages described on Schedule 2 attached hereto.

ii.
“Repurchase Obligations” means the obligation to repurchase Covered Mortgages, or to make Fannie Mae whole on Losses or projected Losses on Covered Mortgages, as a result of a Covered Loan Defect and Excluded Defects in accordance with the Selling Guide and/or other Contracts.

jj.	“Resolution Amount” has the meaning given such term in Section 2.

kk.	“SA” has the meaning given such term in the definition of BANA Parties.

ll.
“Selling Guide” means the applicable Fannie Mae Selling Guide, as amended, restated, modified or supplemented from time to time (in the event this Agreement specifies the applicability of the Selling Guide as of a date certain, the Fannie Mae Selling Guide as of that date certain shall govern).

mm.
“Selling Representations and Warranties” means all selling representations and warranties made or assumed by the BANA Parties and their predecessors in interest in connection with the sale and/or securitization of the Covered Mortgages, including, without limitation, those set forth in Section IV-A of the Mortgage Selling and Servicing Contract, the Contractual Obligations for Fannie Approved Lenders included in Part A, Section A-2 et seq., of the Selling Guide or equivalent section of the Selling Guide in effect at the time of the sale and/or securitization of such Covered Mortgages, and/or in the other Contracts.

nn.
“Servicing Guide” means the applicable Fannie Mae Servicing Guide, as amended, restated, modified or supplemented from time to time (in the event this Agreement specifies the applicability of the Servicing Guide as of a date certain, the Fannie Mae Servicing Guide as of that date certain shall govern).

Initially capitalized terms used in this Agreement without definition have the respective meanings set forth in the Guides in effect on the Closing Date.

2.	Payment of Resolution Amount.

a.
Resolution Amount. The resolution amount to be paid with respect to the Covered Mortgages is $10,299,637,152 (the “Resolution Amount”), which is the sum of the amounts payable under Subsections 2(b) and 2(c) below and is to be paid as set forth in those subsections and with respect to Subsection 2(b), is subject to reconcilation and adjustment as set forth in Subsection 2(b).

b.
Repurchase Mortgages. Through the customary cash remittance process for repurchases, by 2 p.m. Eastern Time on the Closing Date, the applicable BANA Party shall remit the repurchase price for the Repurchase Mortgages (calculated pursuant to the Selling Guide), which amount is the sum of (x) $6,745,037,152 (which represents a UPB of approximately $6,505,413,355 on the 30,024 Repurchase Mortgages and accrued interest on the Repurchase Mortgages through October 31, 2012) and (y) accrued interest on the Repurchase Mortgages for the period commencing November 1, 2012 through the Closing Date. The applicable BANA Party shall report the repurchase on or before the first reporting date after the Closing Date. Such aggregate repurchase price is subject to adjustment as set forth in subclauses 2(b)(1)-(4) below. Such repurchases shall be completed by such BANA Party's reporting of the applicable repurchase codes through Fannie Mae's reporting system on the first reporting date after the Closing Date. Upon receipt of the repurchase proceeds for each Repurchase Mortgage through the standard remittance process, all right, title and interest that Fannie Mae has in such Repurchase Mortgage shall be transferred to the applicable BANA Party as set forth in the Servicing Guide.

(1)
To the extent that a Repurchase Mortgage is liquidated (i.e. either through a foreclosure, deed in lieu of foreclosure or pre-foreclosure sale) as of the Closing Date, then in lieu of repurchasing such mortgage, by 2 p.m. Eastern Time on the Closing Date, BANA shall pay Fannie Mae its modeled make-whole amount for such Repurchase Mortgage, which to the extent known, will be specified in the Closing Date settlement statement. Fannie Mae shall retain real property acquired with respect to such Mortgage and BANA shall continue to act as servicer with respect to such Mortgage pursuant to the Servicing Guide.

(2)
To the extent a Repurchase Mortgage has been paid off in full by the borrower prior to the date such Repurchase Mortgage is required to be repurchased, on the Closing Date, BANA shall pay Fannie Mae a modeled make-whole amount for such Repurchase Mortgage, which to the extent known, will be set forth in the Closing Date settlement statement.

(3)
To the extent a Repurchase Mortgage has been repurchased prior to the Closing Date, such repurchase shall be reflected in the Closing Date settlement statement and credited against the Resolution Amount due on the Closing Date.

(4)
If necessary, on or before the date that is thirty (30) calendar days after the Closing Date, Fannie Mae and BANA shall update the Closing Date settlement statement to reflect the actual status of any Repurchase Mortgage as of the Closing Date (for example, if a Repurchase Mortgage was liquidated or paid off as of the Closing Date but its status was not correctly reflected on the Closing Date settlement statement as liquidated or paid off). To the extent that any additional amounts are due to Fannie Mae, such amounts shall be paid to Fannie Mae on or before the date that is thirty five (35) calendar days after the Closing Date.

c.
Closing Date Payment Amount. By close of business on the Closing Date, BANA shall pay Fannie Mae the aggregate sum of $3,554,600,000 (the “Closing Date Payment Amount”) by wire transfer to the account below of immediately available funds.

For the account of:	FNMA Federal Reserve Bank
ABA Routing Number:	21,039,500
Account Number:	21,039,500
Required Reference:	169232420 BANA Settlement Attn: Patrick Kidd Remitter Contact Information (Name and Phone #)

d.
The Parties also agree that there shall be no offset or reduction in any amounts due under this Agreement by any payments made under the Compensatory Fee Resolution Agreement dated as of January 6, 2013, it being understood that to the extent that there is delinquent interest overlap under the Compensatory Fee Agreement on the loans subject to SA Excluded Obligations as set forth in Section 5(d), the Parties will address any necessary adjustments to amounts paid as compensatory fees on the loans subject to SA Excluded Obligations in light of the delinquent interest overlap.

e.
Application in Fannie Mae's sole discretion. Except as expressly provided herein, Fannie Mae shall determine, in its sole discretion, how and when to apply the Resolution Amount (including the Closing Date Payment Amount) toward losses incurred and/or anticipated on the Covered Mortgages, and the BANA Parties shall cooperate as reasonably requested in the application and reporting of funds as directed by Fannie Mae.

3.
Ownership of Covered Mortgages and related real property. The BANA Parties acknowledge and agree that the Resolution Amount does not constitute payment of a repurchase price for any loan other than the Repurchase Mortgages and that ownership of the Covered Mortgages other than the Repurchase Mortgages and any related real property belongs to Fannie Mae and/or the related MBS trusts.

4.	Release with respect to Covered Mortgages.

a.
Release. Subject to receipt by Fannie Mae of the Closing Date Payment Amount and the BANA Parties' repurchase of the Repurchase Mortgages, and except as expressly provided in Subsection 5(a) with respect to the Other Obligations, in Subsections 5(b) and (c) with respect to Excluded Defects, and in Section 6 with respect to mortgage insurance, Fannie Mae hereby irrevocably and unconditionally releases and forever discharges the BANA Released Parties from any and all Losses arising out of, or in connection with, any actual or alleged Covered Loan Defects on the Covered Mortgages, whether known or unknown, suspected or unsuspected, fixed or contingent, asserted or unasserted, secured or unsecured, including, without limitation, all Repurchase Obligations related to Covered Loan Defects with respect to the Covered Mortgages. As used in this Agreement, “BANA Released Parties” means the BANA Parties and each of their current, former or future direct or indirect parents, subsidiaries, affiliates, predecessors, successors and assigns, including any transferee of servicing rights for the Covered Mortgage after the Effective Date, and each of their respective past, present and future officers, directors, employees, agents, representatives, independent contractors, accountants, attorneys, boards of directors, and administrators; each of the foregoing is referred to individually as a “BANA Released Party”.

b.
Other Claims. For avoidance of doubt, nothing contained in this Agreement is intended to release or settle any claims brought by the U.S. Attorney for the Southern District of New York against Bank of America Corporation and certain affiliates under the False Claims Act, 31 U.S.C. Section 3729 et. seq. and the Financial Institutions Reform, Recovery and Enforcement Act, 12 U.S.C. Section 1833(a), pursuant to the action filed in the U.S. District Court for the Southern District of New York, 12 Civ. 1422 (JSR) (the “Separate Litigation”). Furthermore, nothing in this Agreement shall be deemed to constitute Fannie Mae's endorsement, support, acceptance, rejection, reduction, or acquiescence of any claims, arguments or defenses raised or asserted in the Separate Litigation.

5.	Continuing Obligations.

a.
No Effect on Other Obligations of BANA Parties. The BANA Parties shall continue to be responsible for all Other Obligations under the Contracts and this Agreement shall not release any other party from their Other Obligations with respect to the Covered Mortgages. This Agreement is not intended to, and shall not be deemed to, alter or affect the rights or obligations of the BANA Parties, if any, with respect to the Other Obligations (other than with respect to Subsections 5(b) and 5(c) in regard to Excluded Defects and Section 6 in regard to MI Rescissions and MI Other Actions), and each of the BANA Parties and Fannie Mae reserves all of its rights and remedies, if any, under the Contracts with respect to such obligations.

b.	Process for Excluded Defects (other than title-related defect).

(1)
Fannie Mae shall provide BANA with written notice of its determination that a Covered Mortgage under this Agreement is subject to an Excluded Defect (an “Excluded Defect Notice”), which notice shall be accompanied by all evidence or documentation, available to Fannie Mae at the time, supporting Fannie Mae's determination. The determination shall be based on the plain reading of the Agreement and the relevant Guide provisions in effect at the time the loan was purchased by Fannie Mae. In connection with any determination as to whether an Excluded Defect exists, an admission of liability concerning a settlement of a lawsuit will not in and of itself constitute an admission of the existence of facts that would constitute an Excluded Defect. An Excluded Defect Notice shall include all known grounds on which Fannie Mae determined that a loan has an Excluded Defect.

(2)
BANA shall have a good faith right to challenge that an Excluded Defect Notice is unwarranted. A challenge must be submitted within sixty (60) calendar days after its receipt of the Excluded Defect Notice and shall include a written description, together with all supporting documentation, that BANA wishes to be considered in connection with such challenge.

(3)
In furtherance of the foregoing, if Fannie Mae has a reasonable basis to determine that a Mortgage is a HOEPA Mortgage, a HOEPA Threshold Mortgage or High Cost Mortgage, but is unable to confirm such determination because necessary information (such as the settlement sheet) is missing from the applicable loan file, then the related Covered Mortgage will be presumed to be a HOEPA Mortgage, HOEPA Threshold Mortgage or High-Cost Mortgage, as applicable, unless (x) BANA presents credible evidence to the contrary and (y) Fannie Mae, in its reasonable discretion, determines that the evidence presented rebuts that presumption.

(4)	Fannie Mae shall respond to any such challenge within sixty (60) calendar days.

(5)
If Fannie Mae responds that, after its consideration of BANA's challenge to an Excluded Defect Notice, there is still a dispute between the Parties as to a Covered Mortgage, that dispute shall be resolved in the following manner:

(a)
First, the dispute shall be submitted to a Management Escalation Committee. Within thirty (30) calendar days after a dispute is submitted to a Management Escalation Committee, the Management Escalation Committee shall attempt to reach a resolution of the dispute.

(b)
Second, if the Management Escalation Committee does not reach a resolution within thirty (30) calendar days, BANA has the right to further challenge Fannie Mae's determination by submitting the dispute within five (5) calendar days to the Neutral, whose sole task shall be to determine, subject to the conditions set forth below, whether to uphold Fannie Mae's determination that the defect described in the Excluded Defect Notice constitutes an Excluded Defect:

(i)
The Parties shall submit to the Neutral, and the Neutral shall consider, (x) the Excluded Defect Notice together with any documents Fannie Mae provided to support its Excluded Defect Notice; (y) BANA's challenge thereof and the documents submitted to support its challenge; and (z) Fannie Mae's response to BANA's challenge. The Neutral may consider all relevant agreements, conduct and defenses raised by the Parties.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(ii)
Within fifteen (15) calendar days after receiving the materials referred to in Subsection 5(b)(5)(b)(i), the Neutral shall issue a decision as to whether to uphold Fannie Mae's determination that the Covered Mortgage has an Excluded Defect, which decision shall be final and binding on the Parties.

(iii)
The losing Party shall pay the Parties' fees and expenses, including the prevailing Party's reasonable attorneys' fees and costs (including allocated costs of in-house counsel) incurred in having the Neutral resolve the dispute within fifteen (15) calendar days after written demand.

(6)
If BANA does not oppose an Excluded Defect Notice or if Fannie Mae's determination in the Excluded Defect Notice is upheld, Fannie Mae may issue a repurchase request with respect to the Covered Mortgage at issue, and, if Fannie Mae does so, BANA shall repurchase or pay the make-whole amount with respect to such Covered Mortgage with an Excluded Defect within fifteen (15) calendar days of receiving such repurchase request. BANA shall have no right to further oppose such repurchase request. BANA shall not receive any credit or adjustment to the repurchase or make-whole amount as a result of its payment of the Resolution Amount.

(7)
Any Repurchase Obligations required to be performed by BANA pursuant to this Subsection 5(b) shall be completed by BANA's reporting of the applicable repurchase codes through Fannie Mae's reporting system. All make-whole payments made in satisfaction of BANA's Repurchase Obligations shall be wire transferred to Fannie Mae's account set forth in Section 2.

c.	Process for Excluded Defects relating to title defects.

(1)
In the case of a title defect described in clauses (3), (4), (5), or (8)(g) of the definition of Excluded Defects (or if not cured, could become an Excluded Defect under clauses (3), (4), (5), or (8)(g) of the definition of Excluded Defects), (i) Fannie Mae shall provide BANA with an Excluded Defect Notice, as described in subsection 5(b)(1) or (ii) BANA may itself identify a title-related defect that if not cured may become an Excluded Defect (each, a “Title Defect Notice”).

(2)
Within sixty (60) calendar days after Fannie Mae's submission of an Excluded Defect Notice related to a title defect described in clauses (3), (4), (5), or (8)(g) of the definition of Excluded Defects or BANA's submission of a Title Defect Notice, BANA shall inform Fannie Mae in writing whether (i) the title defect is curable and BANA intends on curing it or (ii) BANA will challenge the Excluded Defect Notice, together with all supporting documentation of why Fannie Mae's determination should not be upheld (which challenge shall be governed by Subsection 5(b)).

(3)
If BANA elects to cure the title-related defect identified pursuant to Subsection 5(c)(1), it shall cure the defect within [*______*] calendar days after the subsmission of the Excluded Defect Notice or Title Defect Notice, as applicable. If the title-related defect is not cured within those [*______*] calendar days, the Covered Mortgage shall be deemed to have an Excluded Defect, a determination that is final

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*
and binding and not subject to appeal, and BANA shall repurchase it pursuant to the process described in Subsections 5(b)(6) and (7).

d.
Servicing Advances. As used in this Section, the term “SA Excluded Obligation” means a Repurchase Obligation which was (i) the subject of a repurchase or make-whole demand issued prior to the Effective Date and (ii) for which the underlying property was disposed by Fannie Mae prior to the Effective Date. Except for servicing advances up to $38,000,000 in the aggregate on loans that are subject to SA Excluded Obligations (to be applied pro rata across all loans and which will be shown as a credit to BANA on the Closing Date settlement statement), Fannie Mae will not reimburse the BANA Parties for servicing advances related to loans that are subject to SA Excluded Obligations. To the extent that any servicing advances on loans subject to SA Excluded Obligations are not reimbursed, Fannie Mae shall review such loans to determine whether there is any delinquent interest overlap under the Compensatory Fee Agreement. From and after the Closing Date, Fannie Mae shall reimburse the BANA Parties for all other servicing advances made by the BANA Parties pursuant to the Servicing Guide; and all such reimbursements shall be made in accordance with Fannie Mae's standard processes and procedures set forth in the Servicing Guide, including, but not limited to, all applicable non-reimbursements and curtailments, subject to any offset rights, as applicable; provided, however, that Fannie Mae shall not withhold any servicing advances based upon obligations released in this Agreement.

e.
No Compromise against Third Parties. This Agreement does not compromise or release any claim or defense of any BANA Party with respect to any third party, including but not limited to any insurer, or any correspondent, for any cost or expense hereunder, including attorneys' fees and costs. Except as stated in Subsection 4(a), no Party hereto makes any admission, or waives or releases any claim or defense it may have, with respect to any third party.

6.
Mortgage Insurance. The following provisions shall apply to all MI Rescissions and MI Other Actions on Covered Mortgages other than Repurchase Mortgages (it being understood that after a BANA Party repurchases the Repurchase Mortgages, Fannie Mae shall have no further rights to payments on account of MI Coverage on such Repurchase Mortgages), including all Existing MI Rescissions and Existing MI Other Actions. This Section 6 describes all of the BANA Parties' and Fannie Mae's obligations and rights with respect to such MI Rescissions and MI Other Actions.

a.	INTENTIONALLY DELETED

b.
Origination Breach; [*______*]. If MI Coverage is rescinded, cancelled or denied because of a breach of selling representation and warranty (including any origination defect or any failure to meet the origination requirements of the MI Company) (each, an “MI Rescission”), then:

(1)	DPO Status or non-DPO Status. Irrespective of whether the MI Company is in DPO status (as hereafter defined):

(i)
If Fannie Mae believes that the Covered Mortgage that is the subject of the MI Rescission has an Excluded Defect, Fannie Mae shall submit an Excluded Defect Notice, which shall be resolved as specified in Subsection 5(b) (Excluded Defects) and the provisions of that Subsection shall apply.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(ii)
If there is no Excluded Defect, [*______*], using the claim payment option under the MI Coverage pursuant to which the insurance benefit is calculated as [*______*] up to date of claim filing (“[*______*] MI Amount”) in three parts:

(1)
[*______*] the [*______*] MI Amount on the date that is thirty (30) calendar days after the later of (x) the time the Covered Mortgage's servicer would, in the ordinary course of its business, present such mortgage insurance claims to the MI Company (i.e., 60 days after completion of the foreclosure proceeding, acceptance of a deed in lieu of foreclosure, approval of a pre-foreclosure sale, or acquisition at foreclosure by a third party), [*______*], provided that to the extent such date occurred prior to the Effective Date, then such payment shall be paid on the Closing Date (the date of such payment is referred to as the “Initial MI Coverage Payment Date”). In the event that an MI Company does not pay a claim within one hundred and eighty (180) days of completion of the foreclosure proceeding, acceptance of a deed in lieu of foreclosure, approval of a pre-foreclosure sale, or acquisition at foreclosure by a third party, to the extent that the Initial MI Coverage Payment Date has not already occurred, the Initial MI Coverage Payment Date shall be deemed to have occurred on such 180th day.

(2)
[*______*] the [*______*] MI Amount nine (9) months after the Initial MI Coverage Payment Date, unless a Final MI Action (as hereafter defined) occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

(3)
[*______*] the [*______*] MI Amount no later than twelve (12) months after the Initial MI Coverage Payment Date, unless a Final MI Action (as hereafter defined) occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

If, within nine (9) months of the Effective Date, [*______*] the nine-month period set forth in clause (2) of this Subsection shall be extended to twelve (12) months, and the twelve-month period set forth in clause (3) of this Subsection shall be extended to fifteen (15) months.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(iii)
A “Final MI Action” shall occur, if at all, when such MI Rescission is (a) finally rendered by a court or arbitrator of competent jurisdiction, including exhaustion of all appeals, (b) accepted as valid by the BANA Parties or (c) covered under an approved risk sharing agreement with an MI Company as described in Subsection 6(g) or another similar Fannie Mae approved bulk resolution agreement.

(iv)
Notwithstanding the provisions of Subsection 6(b)(1)(ii), if a BANA Party enters into a risk sharing agreement with an MI Company that is in DPO Status as of the Effective Date, which agreement includes a Covered Mortgage on which there has been an MI Rescission prior to a BANA Party's entry into such risk sharing agreement, [*______*]

c.
No Origination Breach. If the MI Coverage is cancelled or denied for any reason and there has not been an MI Rescission (an “MI Other Action”), the MI Other Action will be handled in the following manner:

(1)	Non-DPO Status. If the MI Company is not reducing the percentage of claims as a result of insolvency or financial hardship (“non-DPO status”), then:

(i)	If there is no servicing breach, [*______*] in three parts:

(1)	[*______*] the [*______*] MI Amount on the Initial MI Coverage Payment Date.

(2)
[*______*] the [*______*] MI Amount nine (9) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

(3)
[*______*] the [*______*] MI Amount no later than twelve (12) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

If, within nine (9) months of the Effective Date, [*______*] the nine-month period set forth in clause (2) of this Subsection shall be extended to twelve (12) months, and the twelve-month period set forth in clause (3) of this Subsection shall be extended to fifteen (15) months.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(ii)	If there is a servicing breach:

(1)	[*______*]

(i)	[*______*] the [*______*] MI Amount on the Initial MI Coverage Payment Date.

(ii)
[*______*] the [*______*] MI Amount nine (9) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

(iii)
[*______*] the [*______*] MI Amount no later than twelve (12) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

If, within nine (9) months of the Effective Date, [*______*] the nine-month period set forth in clause (ii) of this Subsection shall be extended to twelve (12) months, and the twelve-month period set forth in clause (iii) of this Subsection shall be extended to fifteen (15) months.

(2)	The applicable BANA Party shall remain responsible for all Losses arising out of the servicing breach in accordance with the Contracts; including, without limitation, all:

(i)
indemnification obligations in accordance with the Servicing Guide and other Contracts, including indemnification obligations for losses attributable to any curtailments or other reductions by the MI Company on account of the servicing breach; and

(ii)	compensatory fees or other amounts in accordance with the Servicing Guide and other Contracts.
Nothing in this clause (2) shall constitute a waiver of any defenses that a BANA Party may have under the Contracts or otherwise.

(2)
DPO Status. If the MI Company is reducing the percentage of claims paid because the MI Company is insolvent or otherwise financially unable to pay and is issuing deferred payment obligations (“DPO Status”), then:

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(i)	No servicing breach. If there is no servicing breach, then:

(1)
[*______*] using the claim payment option under the MI Coverage pursuant to which the insurance benefit is calculated as a percentage of the default UPB plus interest and certain costs up to date of claim filing), taking into account the MI Company's DPO Status (“[*______*] MI Payment Amount”) in three parts:

(i)	[*______*] the [*______*] MI Payment Amount on the Initial MI Coverage Payment Date.

(ii)
[*______*] the [*______*] MI Payment Amount nine (9) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

(iii)
[*______*] the [*______*] MI Payment Amount no later than twelve (12) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

If, within nine (9) months of the Effective Date, [*______*] the nine-month period set forth in clause (ii) of this Subsection shall be extended to twelve (12) months, and the twelve-month period set forth in clause (iii) of this Subsection shall be extended to fifteen (15) months.

(2)
Fannie Mae shall receive any deferred payment obligation (“DPO”) from the MI Company. To the extent a BANA Party receives any payments from the MI Company on the DPO, the BANA Party agrees to promptly remit such payment to Fannie Mae. [*______*]

(ii)	Servicing breach. If there is a servicing breach, then:

(1)	[*______*] in three parts:

(i)	[*______*] the [*______*] MI Payment Amount on the Initial MI Coverage Payment Date.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(ii)
[*______*] the [*______*] MI Payment Amount nine (9) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

(iii)
[*______*] the [*______*] MI Payment Amount no later than twelve (12) months after the Initial MI Coverage Payment Date, unless a Final MI Action occurs earlier, in which case [*______*] shall be due within thirty (30) calendar days of such Final MI Action.

If, within nine (9) months of the Effective Date, [*______*] the nine-month period set forth in clause (ii) of this Subsection shall be extended to twelve (12) months, and the twelve-month period set forth in clause (iii) of this Subsection shall be extended to fifteen (15) months.

(2)	The applicable BANA Party shall remain responsible for all Losses arising out of the servicing breach in accordance with the Contracts; including, without limitation, all:

(i)
indemnification obligations in accordance with the Servicing Guide and other Contracts, including indemnification obligations for losses attributable to any curtailments or other reductions by the MI Company on account of the servicing breach;

(ii)	compensatory fees or other amounts in accordance with the Servicing Guide and other Contracts;
Nothing in this clause (2) shall constitute a waiver of any defenses that a BANA Party may have under the Contracts or otherwise.

(3)	In addition, Fannie Mae shall receive any DPO from the MI Company if there was any [*______*] MI Payment Amount.
[*______*]

(iii)
MI Rescission and MI Other Action. If there is both an MI Rescission and an MI Other Action, the provisions of Subsection 6(b) shall apply with respect to the MI Rescission regardless of whether the MI Company is in DPO-status.

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

d.
Cooperation.[*______*] Fannie Mae shall retain any outstanding DPO from the MI Company representing all or a portion of the difference between the [*______*] MI Payment Amount and [*______*] MI Amount as well as all rights to enforce the DPO against the MI Company. If any payment is made by an MI Company to a BANA Party on account of a DPO, then the BANA Party shall remit such payments to Fannie Mae. To the extent there is a DPO, each BANA Party shall reasonably cooperate with Fannie Mae in enforcing any DPO from an MI Company. In no event shall Fannie Mae be entitled to receive more than the [*______*] MI Amount or, if [*______*]

e.	[*______*] Where Certain MI Other Actions Reversed. In any case where:

(1)	A [*______*] to [*______*] all or part of a [*______*] MI Amount after the Effective Date on account of an MI Other Action at a time when the relevant MI Company is not in DPO status;

(2)	There is no risk sharing agreement with the relevant MI Company;

(3)	Such MI Other Action is reversed for any reason on or before December 31, 2013 and the BANA Party provides Fannie Mae with prompt written notice of the reversal; and

(4)	At the time of such reversal, the relevant MI Company is in DPO Status or otherwise unable to repay the [*______*] MI Amount [*______*]
[*______*]

f.	Process if no Fannie Mae-approved MI Risk Share Agreement.

(1)	Within ten (10) calendar days after the cut-off for the regular reporting to Fannie Mae of MI Rescissions and MI Other Actions, BANA shall provide a report to Fannie Mae:

(i)
identifying all Covered Mortgages for which a BANA Party received and boarded during the preceding monthly reporting cycle notice from the MI Company of an MI Rescission or MI Other Action during such calendar month;

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(ii)	using best efforts to identify the applicable MI Coverage Payment (i.e., the [*______*] MI Amount or the [*______*] MI Payment Amount) for all such mortgages;

(iii)	providing an accounting of all amounts received by a BANA Party during such calendar month on account of a DPO obligation [*_______*]

(2)
Within thirty (30) calendar days of receiving a request from Fannie Mae, BANA shall provide an electronic file to Fannie Mae including all documents or notices received from an MI Company relating to an MI Rescission or MI Other Action reported pursuant to Subsection 6(f)(1).

(3)	The report and electronic file described in Subsections 6(f)(1) and (2) shall be in addition to the regular reporting of MI Rescissions and MI Other Actions required by the Guides.

(4)	[*______*]

(5)
Fannie Mae may review all loans on the report pursuant to Subsection 6(f)(1) to determine if they are subject to an Excluded Defect. Identification, notice and repurchase demands related to Excluded Defects will be handled in accordance with the Excluded Defect process outlined in Subsection 5(b)(2) (Excluded Defects).

g.
Process if a BANA Party desires to enter into MI Risk Share Agreement. If a BANA Party desires to enter into a risk sharing agreement with any MI Company that includes any Covered Mortgages, that BANA Party shall present the terms and conditions to Fannie Mae for its review and approval, which approval may be granted, conditioned or denied in Fannie Mae's sole discretion within thirty (30) days after Fannie Mae receives all requested information. To the extent an MI Other Action is not covered by a risk sharing agreement, such MI Other Action shall not be subject to the terms of this Subsection and shall remain subject to the terms of Subsection 6(c). Notwithstanding the foregoing, Fannie Mae shall not unreasonably withhold, deny or condition consent to the terms of a risk sharing agreement where in connection with such agreement:

(1)
the MI Company is responsible for paying Fannie Mae the [*______*] MI Amount in accordance with the terms of the original mortgage insurance policy [*______*] MI Amount), provided, however, that if the MI Company subsequently enters DPO Status, [*______*] or

(2)	if the MI Company is in DPO Status, Fannie Mae will be paid and/or receive the following amounts:

(i)	an amount from the MI Company (the “Adjusted MI Payment Amount”) calculated as follows: ([*______*] MI Amount x (100%-RR%)) x PR% where

*Material omitted has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment*

(1)	“RR%” means the MI Company's negotiated rescission rate (expressed as a percentage) for loans sold to Fannie Mae for the applicable BANA Party(ies)

(2)	“PR%” means the MI Company's cash percentage claims payment rate (i.e., 100% minus the DPO percentage)

(ii)	an [*______*] (the “[*______*] Payment Amount”) [*______*] calculated as follows: [*______*] MI Amount x RR%

(iii)
plus Fannie Mae is entitled to DPO from the MI Company in an amount equal to not less than the [*______*] MI Amount minus the sum of (i) the Adjusted MI Payment Amount and the (ii) [*______*] MI Payment Amount.

Any payments to be made by the MI Company shall be paid in accordance with the mortgage insurance policy.
The BANA Party shall not pay any fee to the MI Company in DPO Status as consideration for their agreement to stop issuing MI Rescissions. Rather, in return for the MI Company ceasing to issue MI Rescissions, the MI Company will reduce the amount paid with respect to all future claims, before the application of any DPO, by the RR%.
Example 1: Assume loan with a UPB of $100K; MI Coverage Amount of $20K; rescission rate of 15%; MI Company paying claims at a rate of 50%. Fannie Mae would receive:

$8,500	From MI Company as Adjusted MI Payment Amount ($20K x (100%-15%))*50%)

[*______*]	[*______*] Payment Amount [*______*]
$8,500	DPO from the MI Company
(total of [*______*] and $8,500 DPO)
Absent the settlement, if there were 100 loans with a UPB of $100K each and MI Coverage Amount of $20K, Fannie Mae would have received:

[*______*]	[*______*]
[*______*]	[*______*]
$850,000	DPO from the MI Company
Calculation results in Fannie Mae receiving [*______*] on each loan, resulting in [*______*]

h.
Amounts received by Fannie Mae prior to the Effective Date. Notwithstanding anything else in this Section, Fannie Mae will not return, under any circumstances, any amounts that it received from BANA or an MI Company prior to the Effective Date on account of MI Coverage.

7.	Private Agreement. This Agreement is a private and final Agreement between the Parties hereto.

8.
Fraudulent Transfer/Preference. If the Resolution Amount is ever challenged by any person or entity, including any trustee in bankruptcy, as a fraudulent transfer, a preferential payment, or on any other basis seeking to invalidate such amounts or return of the funds paid, the funds accepted by Fannie Mae as the Resolution Amount shall be considered to have been subject to a perfected first lien security interest and held as collateral for the obligations of the BANA Parties under this Agreement and for the Repurchase Obligations and existing Recourse Obligations and shall be returned to such status to the extent any return of funds is required and Fannie Mae reserves and retains all rights to assert and collect all Repurchase Obligations and existing Recourse Obligations with respect to the Covered Mortgages to the extent of funds so returned, as if this Agreement had not been made.

9.
Publicity. If any BANA Party or Fannie Mae deems it reasonably necessary to make any public comments or statements, or to issue a press release or talking point/Q&A document, relating to this Agreement or the resolution described herein (any of the foregoing, a “Public Statement”) at any time, each BANA Party and Fannie Mae agree that:

a.
Any Public Statement shall not contain or imply any negative or adverse characterization of the other Party, this Agreement, the resolution contemplated in this Agreement, the other Party's practices or the Covered Mortgages;

b.
Any Party making or issuing an initial Public Statement after entry into this Agreement will take reasonable good faith efforts to ensure, to the extent reasonably possible, that the general content of the initial Public Statement and the timing of the initial Public Statement is mutually satisfactory to the Parties, including, but not limited to, by providing the non-disclosing Parties with advance notice of the initial Public Statement (of at least twenty-four hours when feasible) and an opportunity to review and comment on the same; and

c.
If, after the public dissemination of an initial Public Statement, either Party anticipates including in a subsequent Public Statement information that is substantively new and materially different from what was included in the prior Public Statement, such Party will use reasonable and good faith efforts to provide the other Party in advance of making such subsequent Public Statement, to the extent reasonably possible, with any information that is substantively new and materially different from the information disclosed in the prior Public Statement.

d.
Notwithstanding anything else contained in this Section, (i) any Party may, in its sole discretion, make any disclosure that it deems necessary or advisable in filings required by applicable law or regulation, including the Federal securities laws, and including filings with the Securities and Exchange Commission of Forms 8-K, 10-Q or 10-K; and (ii) a disclosure by a Party to a regulator with oversight authority over such Party shall not be deemed a Public Statement for purposes of this Section.

10.	Confidentiality.

a.
This Agreement (including all terms and conditions hereof and all Schedules described in the Appendix attached hereto), as well as all documents, communications, drafts and/or all other materials of any kind relating to the negotiation of this Agreement, the circumstances leading thereto, or the implementation of this Agreement by the Parties (collectively, the “Confidential Information”), shall be deemed and shall remain confidential; provided, however, that the Parties agree that any Party may discuss and disclose the terms and conditions of this Agreement pursuant to the terms of Section 9 regarding publicity above.

b.	The Parties covenant and agree to each other that they will not discuss or divulge any Confidential Information, with or to any person, firm, corporation or other entity, except:

(1)
to such party's subsidiaries, affiliates, directors, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, insurers, and employees, who have a need to know, are under a duty of non-disclosure with respect to such information, and are under a duty to implement appropriate measures to maintain the confidentiality, security and integrity of such information;

(2)	to enforce, in an action by a BANA Party or Fannie Mae, the terms of this Agreement, to the extent reasonably necessary for purposes of enforcement;

(3)
in response to a court order, subpoena, or other demand or request made by a governmental or quasi-governmental body having jurisdiction over such Party or the matters described in this Agreement (including the Federal Housing Finance Agency, the SEC, and the Internal Revenue Service), and subject to the receipt of notice, as provided in Subsection (c) below, and the request by the Party that received the court order, subpoena, or other demand or request that such information be treated in confidence;

(4)
as required by applicable law or regulation, including the Federal securities laws, or as that Party may determine in its sole discretion is necessary or advisable as part of its filings with the Securities and Exchange Commission of Forms 8‑K, 10‑Q or 10‑K and related disclosures to investors; and

(5)	as expressly provided in Section 9 regarding publicity.

c.
Each Party shall use its reasonable efforts under the circumstances to provide the other Party with reasonable notice that it has been requested to disclose Confidential Information as described in Subsection 10(b)(3) no later than five (5) business days after the receipt of the court order, subpoena, or other demand or request seeking the disclosure of Confidential Information (and to the extent reasonably practicable, at least three (3) business days prior to disclosure of Confidential Information).

d.
Upon Fannie Mae's prior written consent, which consent shall not be unreasonably withheld, a BANA Party may discuss or divulge Confidential Information to the extent expressly permitted by Fannie Mae to a qualified bidder or investor in connection with the sale of such BANA Party or any of its assets who have a need to know the Confidential Information, so long as such qualified bidder or investor executes a non-disclosure and confidentiality agreement reasonably satisfactory to Fannie Mae. Each BANA Party acknowledges that such qualified bidder or investor may directly or indirectly have existing or future business relationships with Fannie Mae and that as a result, Fannie Mae may withhold or condition its consent to the disclosure of any Confidential Information in its reasonable discretion.

e.
Material protected by this Section 10 shall be deemed to fall within the protection afforded to compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and similar provisions of state law or state rules of court.

11.	Representations and Warranties.

a.	BANA Party Representations and Warranties. Each BANA Party represents and warrants that:

(1)
Corporate Existence and Authority. Such BANA Party (i) is duly organized, validly existing and in good standing under the laws of its chartering authority and has full power and authority to own and operate its properties and to conduct its business as now conducted by it, and (ii) has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Such BANA Party has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the performance of the transactions contemplated hereby.

(2)
Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by such BANA Party of this Agreement, other than such consents as have been duly obtained and are in full force and effect.

(3)
Execution and Enforceability. This Agreement has been duly executed and delivered by such BANA Party and when this Agreement has been duly authorized, executed and delivered by Fannie Mae, this Agreement will constitute the legal, valid and binding obligation of such BANA Party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(4)
Conflict with Law. Neither the execution and delivery nor the performance by such BANA Party of this Agreement will result in any violation by such BANA Party of, or be in conflict with, any provision of any applicable law or regulation, or any order, writ or decree of any court or governmental authority.

(5)
Official Record. For each BANA Party that is a federally-insured institution that is subject to the Federal Deposit Insurance Act, such BANA Party's execution and delivery of this Agreement has been approved by an officer of such BANA Party who was duly authorized by the board of directors of such BANA Party to enter into such types of transaction. In addition, such BANA Party represents and warrants that it (or any successor thereto) shall, and hereby covenants to, continuously maintain all components of such agreement or undertaking as an official record of Lender.

b.	Fannie Mae Representations and Warranties. Fannie Mae hereby represents and warrants that:

(1)
Authority. Fannie Mae has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Fannie Mae has taken all necessary corporate action to authorize the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

(2)
Third Party Consents. No governmental authority or other third party consents (including but not limited to approvals, licenses, registrations or declarations) are required in connection with the execution, delivery or performance by Fannie Mae of this Agreement, other than such consents as have been duly obtained and are in full force and effect, including the consent of the Federal Housing Finance Agency. Fannie Mae has not assigned any of its interest in the claims and rights it is waiving by executing this Agreement to any other person or entity.

(3)
Enforceability. This Agreement, assuming due authorization, execution and delivery hereof by the BANA Parties, constitutes the valid, binding and legal obligation of Fannie Mae, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights in general and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law).

c.	All Parties. Each of the Parties to this Agreement hereby represents and warrants, as of the Closing Date:

(1)	it is not entering into the transactions contemplated hereby with the intent of hindering, delaying or defrauding any of its respective current or future creditor or creditors;

(2)	it has entered into this Agreement voluntarily and not as a result of coercion or duress;

(3)
it fully understands its risks and liabilities in entering into this Agreement, and represents that the other Party has not made any statement or representation to it regarding any facts relied upon in entering into this Agreement, and each of them specifically does not rely upon any statement, representation, or promise of the other Party hereto or any other person in entering into this Agreement, or in making the resolution provided for herein, except as expressly stated in this Agreement; and

(4)
it has relied upon its own investigation and analysis of the facts and not on any statement or representation (other than the representations and warranties expressly set forth in this Section 11) made by any other party in choosing to enter into this Agreement.

12.
Cooperation. Upon a BANA Party's request, Fannie Mae will reasonably cooperate with and provide reasonable assistance to that BANA Party in exercising any of its rights or remedies available to it against any applicable third party or correspondent from which it may have purchased any of the Covered Mortgages, including providing a confirmation letter stating that there has been a now-resolved claim with respect to a Covered Mortgage, to affirm that a claim for repurchase with respect to a Covered Mortgage has been addressed by this Agreement and/or confirming the liquidation status for any Covered Mortgage, and if liquidated, providing the applicable loss supporting documentation (i.e. loss statement, HUD-1 settlement statement, etc.).

13.
No Admission. The resolution of this matter is voluntary. The Parties hereto acknowledge that they expressly understand that this Agreement and the resolution it represents are entered into solely for the purpose of avoiding any future dispute with respect to the Covered Mortgages as they relate to the matters that are released pursuant to this Agreement. This Agreement and any negotiations leading thereto do not constitute an admission of any fact or claim by any BANA Party with respect to the Covered Mortgages. This Agreement shall not be used as an admission against any Party in this or any other past, present or future claim or matter. Neither this Agreement nor any provision herein shall be considered or treated as a precedent, either for purposes of the Parties' or their affiliates' future dealings or otherwise.

14.
Notices. All notices or demands relating to this Agreement shall be in writing and either personally served or sent by a nationally recognized overnight delivery service and shall be deemed to be given for purposes of this Agreement on the earlier of the date of actual receipt or three days after the deposit thereof in the mail. Unless otherwise specified in a notice sent or delivered in accordance with the provisions of this section, such writing shall be sent, as follows:

To:	Fannie Mae Attention: Senior Vice President & Chief Acquisition Officer 1835 Market Street Suite 2300 Philadelphia, Pennsylvania 19103 Telephone: 215-575-1440
With a copy to:	Fannie Mae Attention: Bradley Lerman, General Counsel & EVP 3900 Wisconsin Avenue NW Washington, DC 20016 Telephone: (202) 752-6863
To:	Bank of America, N.A. c/o Bank of America Corporation 100 N. Tryon Street Charlotte, NC 28255-0001 Attention: Jana Litsey Legal Department - Deputy General Counsel Phone: (704) 387-5892
With a copy to:	Bank of America Corporation Home Loans & Insurance Division 4500 Park Granada Calabasas, CA 91302

15.
Governing Law and Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, including Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York, without giving effect to New York's principles of conflicts of law. Each of the Parties hereto specifically and irrevocably consents to binding arbitration administered by the American Arbitration Association pursuant to the commercial arbitration rules of the American Arbitration Association with respect to any controversy or claim arising out of or relating to this Agreement, or the breach thereof other than disputes with respect to Excluded Defects, which shall be resolved in accordance with the process set forth in Section 5(b). Any arbitration under this Agreement shall be conducted in Washington, D.C. or New York, unless the Parties otherwise agree. Any judgment upon the reward by the arbitrator(s) may be entered in any court having jurisdiction. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY, WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

16.	Successors. All terms and conditions of this Agreement shall be binding on the successors and assigns of each BANA Party and Fannie Mae.

17.
No Third Party Beneficiary. Except as otherwise specifically provided in this Agreement, nothing expressed or referred to in this Agreement is intended, or shall be construed, to give any person other than Fannie Mae and each BANA Party any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions contained herein, it being the intention of the Parties hereto that this Agreement, the obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole and exclusive benefit of Fannie Mae and each BANA Party, and for the benefit of no other person.

18.
Waiver. Each BANA Party and Fannie Mae may waive its respective rights, powers or privileges under this Agreement; provided, that such waiver shall be in writing; and further provided, that no failure or delay on the part of Fannie Mae or any BANA Party to exercise any right, power or privilege under this Agreement shall operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege by the Party under this Agreement, nor will any such waiver operate or be construed as a future waiver of such right, power or privilege under this Agreement.

19.
Severability. Excepting the provisions regarding the Resolution Amount, the release set forth in Section 4, and the rights and obligations set forth in Sections 5 and 6, if any provision of this Agreement is declared invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the Parties hereto.

20.	Reservation of Rights.

a.
Except as expressly set forth in this Agreement, each BANA Party and Fannie Mae acknowledges and agrees that this Agreement does not change the respective contractual rights, obligations, or remedies of such BANA Party or Fannie Mae.

b.
Except to the extent otherwise expressly set forth in this Agreement, Fannie Mae reserves all of its rights and remedies with respect to the Other Obligations (other than with respect to Subsections 5(b) and 5(c) in regard to Excluded Defects and Section 6 in regard to MI Rescissions and MI Other Actions) and with respect to all mortgages other than the Covered Mortgages.

c.
Except to the extent otherwise expressly set forth in this Agreement, each BANA Party reserves all of its rights and defenses with respect to the Other Obligations (other than with respect to Subsections 5(b) and 5(c) in regard to Excluded Defects and Section 6 in regard to MI Rescissions and MI Other Actions) and with respect to all mortgages other than the Covered Mortgages.

21.	Miscellaneous:

a.	Headings. The headings and subheadings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

b.
Counterparts. This Agreement may be executed in any number of counterparts each of which is fully effective as an original and all of which together constitute one and the same instrument. Executed documents may be delivered and exchanged by facsimile or other electronic means.

c.
Interpretation. This Agreement shall be construed and interpreted fairly as to all Parties and not in favor or against any Party, regardless of which Party prepared this Agreement. The use of any gender in this Agreement shall be deemed to be or include the other genders, including neuter, and the use of the singular shall be deemed to be or include the plural (and vice versa) wherever applicable. The use of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not any no limitation language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

d.	Time. Time is of the essence in the performance of the obligations stated in this Agreement.

e.	Survival of Covenants. The covenants, representations, and warranties in this Agreement shall survive the execution of the Agreement.

f.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof superseding all other discussions, promises, representations, warranties, agreements and understandings, whether written or oral, relating to the Agreement.

g.
Amendment and Waiver. No change or amendment shall be valid unless it is made in writing and executed by the Parties to this Agreement. No specific waiver of any of the terms of this Agreement shall be considered as a general waiver.

[Signature pages to follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FANNIE MAE, a corporation organized under the laws of the United States

By:	/s/ Zach Oppenheimer
Type Name: Zach Oppenheimer
Title: Senior Vice President and Chief Acquisition Officer

BANK OF AMERICA, N.A., a national banking association

By:
Type Name: Ron Sturzenegger
Title: Legacy Asset Servicing Executive

COUNTRYWIDE HOME LOANS, INC. a New York corporation

By:
Type Name: Michael Schloessmann
Title: President and CEO

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FANNIE MAE, a corporation organized under the laws of the United States

By:
Type Name: Zach Oppenheimer
Title: Senior Vice President and Chief Acquisition Officer

BANK OF AMERICA, N.A., a national banking association

By:	/s/ Ron Sturzenegger
Type Name: Ron Sturzenegger
Title: Legacy Asset Servicing Executive

COUNTRYWIDE HOME LOANS, INC. a New York corporation

By:
Type Name: Michael Schloessmann
Title: President and CEO

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FANNIE MAE, a corporation organized under the laws of the United States

By:
Type Name: Zach Oppenheimer
Title: Senior Vice President and Chief Acquisition Officer

BANK OF AMERICA, N.A., a national banking association

By:
Type Name: Ron Sturzenegger
Title: Legacy Asset Servicing Executive

COUNTRYWIDE HOME LOANS, INC. a New York corporation

By:	/s/ Michael Schloessmann
Type Name: Michael Schloessmann
Title: President and CEO